[INVESCO ICON] INVESCO FUNDS                    INVESCO Funds Group, Inc.
                                                7800 East Union Avenue
                                                Denver, Colorado 80237
                                                Tel: 800.525.8085
                                                www.invesco.com

                                                A Member of the AMVESCAP Group






November 15, 2000



Mr. Christopher J. Meyers
Assistant Vice President
State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, Massachusetts 02171

      Re: INVESCO Counselor Series Funds, Inc. (formerly, INVESCO Advantage Series Funds, Inc.)

Dear Chris:

This is to advise you that INVESCO Counselor Series Funds, Inc. (the "Company") has established a new series of shares to be known as INVESCO Global Growth Fund. In accordance with the Additional Funds provision in Paragraph 17 of the Custodian Contract dated August 24, 2000 between the Company and State Street Bank and Trust Company, the Company hereby requests that you act as Custodian for the new series under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Company and retaining one copy for your records.

Sincerely,
INVESCO COUNSELOR SERIES FUNDS, INC.


By: /s/ Glen A. Payne
---------------------
Glen A. Payne
Secretary

Agreed to as of the fifteenth day of November, 2000.

STATE STREET BANK AND TRUST COMPANY



By: /s/ Ronald E. Logue
-----------------------
Ronald E. Logue, Vice Chairman and Chief Operating Officer